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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement for the 1998 Stock Plan, the 1998 Non-Statutory Stock Option Plan and the 1998 Employee Stock Purchase Plan on Form S-8 of Inktomi Corporation of our reports dated October 18, 2001 (except as to the secondary offering described in Note 16 and as to recently issued accounting pronouncements in Note 2 which are as of November 15, 2001) relating to the consolidated financial statements and financial statement schedule, which are included in the Annual Report on Form 10-K for the year ended September 30, 2001.


PricewaterhouseCoopers LLP

/S/ PRICEWATERHOUSE COOPERS LLP
San Jose, California
August 13, 2002